                                  EXHIBIT 10(U)

NOTICE:  READ THIS BEFORE YOU SIGN!
         THIS AGREEMENT CONTAINS A RELEASE.
         YOU SHOULD CONSULT LEGAL COUNSEL

                        CONFIDENTIAL SEVERANCE AGREEMENT
                        --------------------------------
                                       AND
                                       ---
                        RELEASE AND WAIVER OF ALL CLAIMS
                        --------------------------------

         This Confidential Severance Agreement and Release and Waiver of All Claims ("Agreement") is made by and between, and shall inure to the benefit of and be binding upon, the following parties:

         MARK F. EMERSON, hereinafter referred to, together with his heirs, estate, executors, administrators, successors, assigns, and other personal representatives, as "Mr. Emerson"; and

         MAX & ERMA'S RESTAURANTS, INC., hereinafter referred to, together with all its past, present and future assigns, successors, affiliates, parent and subsidiary organizations, divisions, and corporations, and including all past, present, and future officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate capacities, as the "Company."

         In consideration of the mutual provisions and promises of this Agreement, Mr. Emerson and the Company, collectively referred to as the "parties," agree as follows:

         1. RESIGNATIONS. Mr. Emerson has decided to resign his position as an officer and director of the Company and hereby submits such resignations to be effective December 31, 2003. The Company accepts the resignations as tendered.

         2. COMPENSATION AND BENEFITS THROUGH DECEMBER 31, 2003. In exchange for Mr. Emerson's agreement and adherence to his obligations under this Agreement, the Company agrees to pay Mr. Emerson his current base salary through December 31, 2003 plus any bonus earned and payable with respect to the fiscal 2003 executive bonus program, minus all applicable and required tax withholdings and deductions. Mr. Emerson will not be entitled to any bonus for fiscal 2004 or any part thereof. Otherwise, Mr. Emerson will be entitled to the same benefits through December 31, 2003 as are currently provided to him.

         3. COMPENSATION AND BENEFITS AFTER DECEMBER 31, 2003.

            (a) Mr. Emerson will remain as a non-executive employee of the Company with the title "Chief Operating Officer Emeritus" from January 1, 2004 to December 31, 2004, during which time the Company will pay him at the rate of $15,000 per month, minus all applicable and required tax withholdings and deductions, payable in accordance with the Company's regular payroll practices. Mr. Emerson agrees to resign as an employee of the Company effective December 31, 2004. Mr. Emerson will not be eligible for any bonus compensation for employment in calendar 2004. The Company may terminate Mr. Emerson's employment prior to January 1, 2005 only for a breach of this Agreement or for "Cause" as such term is defined in Section 1(f) of the Severance Agreement in the Event of Change in Control dated January 10, 2000 by and between the Company and Mr. Emerson (the "Executive Change in Control Agreement"), subject to the notice and cure provisions set forth in Section 15 of this Agreement.

            (b) During calendar 2004, the Company at its expense will continue to provide Mr. Emerson medical, dental, group life and disability insurance consistent with the provision of such benefits to executive employees of the Company, and shall continue to make matching contributions to his 401(k) account consistent with the match made for the Company's executive employees. After December 31, 2003, the Company will not provide Mr. Emerson with supplemental deferred compensation payments, car allowance, business expense reimbursement, travel expenses except as provided in the following paragraph, split dollar insurance policy premium payments, or any other benefit not specifically identified in the preceding sentence. Beginning January 1, 2004 and continuing thereafter until the earlier of the death of Mr. Emerson, the termination of Mr. Emerson's employment with the Company prior to December 31, 2004, or a "Change in Control" of the Company as defined in the Executive Change in Control Agreement, the Company shall provide Mr. Emerson a sales and promotion privilege at restaurants owned by the Company, provided that Mr. Emerson's use of such privilege may not exceed $6,000 in any calendar year.

            (c) During January, 2004, the Company will transfer to Mr. Emerson the fully vested portion of the split dollar insurance policy on his life which is now owned by the Company and will pay to Mr. Emerson the entire balance of his deferred compensation account plus any match due for 2003.

            (d) During calendar 2004, Mr. Emerson agrees to be available, at the request of the Company and upon reasonable notice, to consult to the Company about business and operational matters. It is anticipated by both parties that such consulting services will be provided primarily in Franklin County, Ohio. If the Company requests such services of Mr. Emerson and the performance of such services requires that he travel to Franklin County, Ohio to provide such services, the Company will reimburse all reasonable and necessary travel-related expenses for business trips made by Mr. Emerson at the request of the Company to Franklin County, Ohio. The Company will reimburse Mr. Emerson for the reasonable and necessary expenses of any business trips made by Mr. Emerson at the request of the Company to any places outside of Franklin County, Ohio. The Company will reimburse Mr. Emerson for all business expenses reimbursable under this Section 3(d) in accordance with its regular reimbursement practices for executive employees of the company.

            (e) Notwithstanding the foregoing, during calendar 2004, without Mr. Emerson's consent, the Company may not require him to provide consulting services for more than (i) 24 hours in any calendar week, (ii) 50 hours in any calendar month, and (iii) 500 hours in the calendar year. In addition, provided he does so in writing at least a 60 days in advance of any such "no call" periods, Mr. Emerson may designate a total of 60 days during calendar 2004, which may be taken in periods not exceeding 30 days in length, as "no call" or vacation periods, during which the Company shall not call on Mr. Emerson for any services.

            (f) On or before January 31, 2004, the Company will pay Mr. Emerson $5,000 as an unrestricted and unaccounted for outplacement services allowance.

            (g) On December 31, 2004, provided that Mr. Emerson remains employed by the Company to such date, the Company will pay him $20,000.

            (h) Beginning January 1, 2005, Mr. Emerson shall be eligible to participate in the Company's continuation of group health insurance benefits for its retirees, at the so-called "retiree rate" so long as the Company is providing such benefits to its retirees generally. The retiree rate will be a rate determined in good faith by the Company after consultation with its third party administrator.

         4. RESTRICTED EMPLOYMENT. While employed by the Company, including the period between the date of this Agreement and December 31, 2004, Mr. Emerson will work exclusively for the Company, and may not engage in any outside employment or business, including but not limited to consulting, independent contracting, self-employment, or any other employment, without first securing the written consent of the Company, which consent will not be unreasonably withheld.

         5. NON-COMPETITION AND NON-SOLICITATION OF EMPLOYEES. Mr. Emerson agrees to the following employment and solicitation restrictions, which he agrees are fair, reasonable, and necessary to protect the interests of the Company.

                  (a) During his employment with the Company, Mr. Emerson agrees not to compete, directly or indirectly, with the Company as a principal, agent, consultant, manager, employee, equity owner or otherwise for any person or enterprise in the "American Casual" restaurant business in the United States, including but not limited to the enterprises listed on Exhibit A attached hereto, which list shall be by way of example of American Casual restaurants and not exclusive.

                  (b) During his employment with the Company and for a period of one year immediately following his termination of employment from the Company, Mr. Emerson agrees not to directly or indirectly solicit, induce or attempt to solicit or induce any employee, consultant, or agent of the Company to stop performing services for the Company for any reason whatsoever. Mr. Emerson is not prohibited from hiring a former employee, consultant or agent of the Company, who by their own choice decided to terminate employment with the Company prior to solicitation by Mr. Emerson.

         6. VESTING OF STOCK OPTIONS. Mr. Emerson's stock options will continue to vest by their terms while he is continuously employed by the Company, and will terminate 30 days after the termination of his employment with the Company pursuant to the terms of such options.

         7.       RIGHT OF FIRST REFUSAL TO PURCHASE STOCK; RESTRICTION
ON TRANSFER.

                  (a) From the date of this Agreement to December 31, 2005, Mr. Emerson grants the Company the right of first refusal to purchase any Company common stock owned by Mr. Emerson that he proposes to transfer to a third party. Mr. Emerson agrees to give the Company reasonable notice of any planned transfer of Company common stock, including the name of the proposed transferee and the price and other terms of transfer, and the Company will have the right to purchase such stock on the same terms. If the Company does not purchase the noticed stock within five (5) business days of such notice, Mr. Emerson may transfer such stock to the noticed third party at the same or a higher price. If Mr. Emerson does not transfer the noticed stock within thirty (30) days of his right to do so, Mr. Emerson must again provide notice to the Company before making a transfer to another third party and give the Company the right of first refusal in accordance with the provisions of this paragraph. Notwithstanding the restrictions in this Section 7(a), Mr. Emerson may sell up to 10,000 shares of the Company's common stock in any 30 day period in public transactions through registered brokers without submitting such sales to the Company's right of first refusal.

                  (b) From the date of this Agreement and until December 31, 2005, Mr. Emerson agrees not to sell Company common stock to any person who, together with such person's affiliates, after the consummation of said sale will remain or become more than a 10% owner of the Company's common stock, without the Company's prior written consent, which consent may be denied for any reason.

         8. CHANGE OF CONTROL. If on or before December 31, 2004, there is a change in control as defined in the Executive Change in Control Agreement while Mr. Emerson is still employed by the Company, Mr. Emerson's employment shall be deemed terminated without cause upon the effective date of the change in control, he shall be entitled to the benefits provided for in Section 5(c) of the Executive Agreement, and he shall not thereafter be entitled to any benefits under this Agreement; provided, however, that the Executive Change in Control Agreement will terminate upon the earlier of the termination of Mr. Emerson's employment with the Company, Mr. Emerson's breach of the terms of this Agreement, or December 31, 2004; provided further, however, that if there is a change in control of the Company as defined in the Executive Change in Control Agreement prior to April 1, 2005 but pursuant to a binding agreement made prior to January 1, 2005, Mr. Emerson shall be entitled to receive the benefits provided under
Section 5(c) of the Executive Change in Control Agreement so long as he remained employed by the Company through December 31, 2004.

         9. CONTINUED DIRECTOR AND OFFICER INSURANCE COVERAGE. Notwithstanding the provisions of Section 10 below, the Company agrees to indemnify Mr. Emerson for any claims brought against him in his capacity as an officer, director, or employee of the Company, pursuant to the terms of the Indemnification Agreement dated June 18, 1986, by and between the Company and Mr. Emerson. In addition to the Company's indemnification obligations as set forth in the preceding sentence, the Company shall purchase director and officer liability insurance coverage respecting its indemnification of Mr. Emerson, in coverage amounts and policy terms consistent with its insurance coverage for its executives, covering any claims brought against Mr. Emerson within the period beginning with the date of this Agreement and expiring on December 31, 2005.

         10. MR. EMERSON'S RELEASE, WAIVER, AND COVENANT NOT TO SUE. In consideration of the benefits provided above, the adequacy and sufficiency of which Mr. Emerson hereby expressly acknowledges and all other consideration relating to the same, Mr. Emerson, as defined in this Agreement, hereby RELEASES, WAIVES, AND FOREVER DISCHARGES the Company, as defined in this Agreement, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including exemplary or punitive damages), benefits (except as set forth herein), liability, cost and/or expense (including attorney's fees), that he has, may have, or may be entitled to against the Company, whether legal, equitable, or administrative, whether known or unknown, which arise directly or indirectly out of, or are related in any way to, Mr. Emerson's employment and continued employment with and separation from the Company, and/or which are supported by any other reason, act, or omission, specified or unspecified, occurring or arising prior to the date of this Agreement. Mr. Emerson further covenants and agrees not to bring any claim, suit, charge, or other action against the Company or voluntarily participate in any such claim, suit, charge, or other action on behalf of others, for any other reason, act, or omission, specified or unspecified, occurring or arising prior to the date of this Agreement.

         11. THE COMPANY'S RELEASE, WAIVER, AND COVENANT NOT TO SUE. In consideration of the benefits provided above, the adequacy and sufficiency of which the Company hereby expressly acknowledges, and all other consideration relating to the same, the Company, as defined in this Agreement, hereby RELEASES, WAIVES, AND FOREVER DISCHARGES Mr. Emerson, as defined in this Agreement, of and from every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including exemplary or punitive damages), liability, costs, and/or expense (including attorneys' fees) that the Company has, may have, or may be entitled to against Mr. Emerson, whether legal, equitable, or administrative, whether known or unknown, which arise directly or indirectly out of, or are related in any way to, Mr. Emerson's employment with the Company, and/or which are supported by any other reason, agreement, act, or omission, specified or unspecified, occurring, arising, or entered into prior to the date of this Agreement, and further covenants and agrees not to bring any claim, suit, or other action against Mr. Emerson based on any other reason, act, omission, or agreement not expressly incorporated herein, specified or unspecified, occurring, arising, or entered into prior to the date of this Agreement.

         12.      CONFIDENTIALITY, NONDISPARAGEMENT, AND NON-ADMISSION OF
LIABILITY.

                  (a) Except in furtherance of the Company's business, Mr. Emerson agrees that he will not at any time or in any manner, either directly or indirectly, use, misappropriate, divulge, disclose, or communicate to any person, entity, or enterprise, in any manner whatsoever any internal information concerning any matter affecting or relating to the Company's business including, without limitation, any operational information or methods, recipes, internal cost or pricing information, marketing information, sales information, wage, benefit, or personnel information, or any internal techniques or know-how concerning the business of the Company, its manner of operation, its plans, processes or sales, product, or marketing data (collectively, the "Confidential Data"). Mr. Emerson hereby acknowledges and agrees that the prohibitions against use or disclosure of Confidential Data recited here are in addition to, and not in lieu of, any obligations Mr. Emerson may have pursuant to any statutory or common laws of any jurisdiction to prevent the unlawful use or disclosure of confidential business information or trade secrets. The Company's enforcement of its rights and remedies pursuant to this Agreement also shall not be construed as a waiver of any other rights or available remedies that the Company may possess in law or equity absent this Agreement.

         Notwithstanding the foregoing, the Company acknowledges that Mr. Emerson shall be free to use his experience, skills and expertise in the restaurant business in the future, and that the Company shall not take the position that the mere fact of Mr. Emerson's employment by a competitor (except during the restricted periods described in Sections 4 and 5 of this Agreement) would inevitably or necessarily involve a violation of the foregoing covenants by Mr. Emerson respecting Confidential Data.

                  (b) The parties agree not to publish any false or disparaging statements concerning one another, and further agree to keep the terms of this Agreement, and the settlement it embodies, strictly confidential. Additionally, the parties agree not to disclose or permit disclosure of any information concerning this Agreement to any other person, commercial or non-profit entity, and/or any print, radio or television news media, including any commercial or non-profit newspaper, publication or broadcast, of any kind whatsoever, except:
         (i) as required to do so by court order or by the rules of the Securities and Exchange Commission; (ii) as necessary for tax planning and/or preparation or to respond to inquiries or audits by a federal, state or local taxing authority; (iii) as evidence in any subsequent legal proceeding in which either party alleges a breach of this Agreement; (iv) to the Company's legal counsel, or (v) to Mr. Emerson's legal counsel, with the understanding that he will advise such persons to comply with the terms of this paragraph. In addition, Mr. Emerson agrees that if he is asked about the status or outcome of his separation from the Company, he shall not disclose any dollar amounts or any other terms of this Agreement. The Company shall issue a press release in substantially the form set forth in Exhibit B attached and made a part hereof through the PR Newswire and any other services used to disseminate its quarterly earnings reports.

         13. TIME PERIOD TO CONSIDER AGREEMENT; CONSULTATION WITH COUNSEL. The parties agree and acknowledge that Mr. Emerson has been advised in writing and was given twenty-one (21) days within which to consider the terms of this Agreement. The parties further agree that they have had the opportunity to discuss the terms of this Agreement with their respective attorneys, that Mr. Emerson has consulted with counsel throughout the negotiation of this Agreement, that this Agreement is written in a manner that both parties understand, and that both parties have fully reviewed with their attorneys the legal claims and rights that are being released and the obligations of each party under this Agreement. The parties further acknowledge that they fully and completely understand and accept the terms of this Agreement and enter into it freely, voluntarily, and of their own free will.

         14. REVOCATION PERIOD. Mr. Emerson acknowledges that he has been advised in writing that he may revoke this Agreement within seven (7) days following his execution of this Agreement. No provision of this Agreement will be enforceable until after this revocation period has expired.

         15. BREACH/FOR CAUSE TERMINATION. The parties agree and acknowledge that this Agreement may be used as evidence in any subsequent proceeding in which either party alleges a breach of this Agreement or asserts claims inconsistent with its terms. A breach may be declared by either party if and only if, after written notice to the other party specifying his or its breach, the other party fails to cure such breach within ten (10) days; provided, however, that if the notice of breach relates to obligations of Mr. Emerson under Sections 5, 7 and 12 of this Agreement, he shall have three (3) days to cure the breach. If the Company believes that grounds exist for termination of Mr. Emerson for Cause (as defined in the Executive Change in Control Agreement), the Company shall give written notice to Mr. Emerson specifying said grounds and may thereafter terminate Mr. Emerson for Cause if and only if Mr. Emerson fails to cure or remove said grounds within ten
(10) days.

         16.      DAMAGES FOR BREACH OF AGREEMENT

                  (a) Because it would be difficult, if not impossible, to calculate the actual monetary damages to the Company should Mr. Emerson commit a violation of the non-competition, non-solicitation, stock transfer and confidentiality obligations set forth in Sections 5, 7 and 12 of this Agreement, in addition to any other legal or equitable relief to which the Company may be entitled, Mr. Emerson agrees that violation of any of such provisions proven in a court of competent jurisdiction will result in: (i) termination of employment effective upon the date of the violation, (ii) the forfeiture and repayment to the Company of the gross amount of any compensation and benefits paid to Mr. Emerson from the date of such violation, (iii) the forfeiture and payment to the Company of the gross amount of any gains on the exercise of Company stock options by Mr. Emerson from the date of such violation, (iv) the cancellation of all unexercised Company stock options held by Mr. Emerson as of the date of such violation, and (v) reimbursement of the Company by Mr. Emerson of all reasonable costs and attorneys' fees incurred in connection with any successful suit brought to enforce the obligations described in this Agreement.

                  (b) In any action brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to his or its attorneys' fees.

         17. RETURN OF COMPANY PROPERTY. Mr. Emerson agrees that on or before December 31, 2004, he will (a) return to the Company all Company documentation, business records, computer data, computer discs, and any other Company property that is in his possession or under his control, and (b) remove his personal belongings and artwork from his office.

         18. KNOWLEDGE OF RIGHTS. Mr. Emerson acknowledges that he is aware of his rights under federal, state and local statutory and common law, including those relating to discrimination, and understands that the consideration being provided to him herein is expressly conditioned on his waiving all claims relating, directly or indirectly, to his employment with and separation from the Company, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, and any and all contract, tort, or common law claims.

         19. GOVERNING LAW. This agreement is entered into in the State of Ohio and will be construed and interpreted in accordance with the laws of the State of Ohio.

         20. WAIVER. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. The failure of a party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

         21. SEVERABILITY. The provisions of this agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable. Should any court of competent jurisdiction determine that the public policy of such jurisdiction requires a more limited restriction in geographic area, duration, nature of restricted activity or any other aspect of this

Agreement, it would be in furtherance of the intentions of the parities hereto for the court to so interpret and construe the terms of this Agreement in the manner necessary to render the terms enforceable.

         22. NOTICES. For purposes of this Agreement, notices provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or two days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to each of the following:

                           Mark F. Emerson

                           4040 Poste Lane Road

                           Columbus, OH 43026

                  and to

                           Mark F. Emerson

                           11972 S. E. Birkdale Run

                           Tequesta, FL 33469

                  with a copy to:

                           David L. Johnson

                           Taft, Stettinius & Hollister LLP

                           Twelfth Floor

                           21 East State Street

                           Columbus, OH 43215

                  and with a copy by email to: mark@max-ermas.com and in the case of the Company, to the principal executive offices of the Company, as follows:

                           Max & Erma's Restaurants, Inc.

                           P.O. Box 297830

                           4849 Evanswood Drive

                           Columbus, OH 43229

                           Attention: President and Chief Executive Officer and

                           Executive Vice President and Chief Financial Officer

                  with a copy to:

                           Curtis A. Loveland

                           Porter, Wright, Morris & Arthur LLP

                           41 South High Street

                           Suite 2800

                           Columbus, OH 43215

or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notices of changes in address shall be effective only upon receipt.

         23. ENTIRE AGREEMENT. Mr. Emerson and the Company agree and acknowledge that this Agreement, together with those provisions of other agreements expressly incorporated into this Agreement by reference, contain and comprise the entire agreement and understanding between the parties with respect to the subject matter hereof and that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by both Mr. Emerson and a duly-authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Mark F. Emerson and Max & Erma's Restaurants, Inc. as defined and described above in this Agreement.






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                                       16

         THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE AND WAIVER OF ALL CLAIMS, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEREBY THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

October 20, 2003                                    /s/ Mark F. Emerson
        --                                      --------------------------------
                                                        MARK F. EMERSON

STATE OF OHIO              )
                           )  ss:
COUNTY OF Franklin         )

         Before me, a Notary Public in and for said County and State, personally appeared the above-named Mark F. Emerson, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Franklin County, Ohio, this day of October, 2003.

                                            NOTARY PUBLIC


                                            MAX & ERMA'S RESTAURANTS, INC.

October 20, 2003                           By:     /s/ Todd B. Barnum
        --                                    ----------------------------------
                                                       Todd B. Barnum
                                           President and Chief Executive Officer

STATE OF Ohio              )
                           )  ss:
COUNTY OF Franklin         )

         Before me, a Notary Public in and for said County and State, personally appeared the above-named Max & Erma's Restaurants, Inc. through Todd B. Barnum, its President and Chief Executive Officer, who acknowledged that he did sign the foregoing instrument for and on behalf of Max & Erma's Restaurants, Inc., and that the same is the free act and deed of Max & Erma's Restaurant, Inc., and his free act and deed as its agent.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Franklin County, Ohio, this day of __________, 2003.



                                              ----------------------------------
                                              NOTARY PUBLIC



                                       17